EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:    Adam Kiefaber
513-979-5735 (office)
adam.kiefaber@bankatfirst.com

First Financial Announces Executive Promotions
The bank appoints new chief operating officer and chief financial officer

Cincinnati, Ohio - Nov. 18, 2014 - First Financial Bancorp (Nasdaq: FFBC) announces, effective December 1, 2014, the promotion of two key executives to help position the company for future growth and success.

Tony Stollings has been promoted to President and Chief Operating Officer for First Financial Bancorp. He will lead the corporate operational support areas and will work with leaders across the bank to drive high-quality performance and results. His areas of responsibility include finance, legal, risk, compliance, information technology, operations, and facilities. Stollings previously served as Chief Financial Officer.

John Gavigan has been promoted to Senior Vice President and Chief Financial Officer for the company, taking on Stollings’ previous role. He will oversee the finance, accounting, treasury, and investor relations teams.

“We’re pleased Tony and John will be leading the company in these key roles. They both bring strong leadership, proven track records of success and strategic vision that we look forward to leveraging company-wide,” said Claude Davis, First Financial’s CEO. “As we continue to focus on our mission of helping clients on their path to success, I’m pleased to have two solid leaders in place to help take the company to the next level.”

Stollings joined First Financial in 2006 as Controller and Chief Accounting Officer. He was named Chief Risk Officer in 2011, and then was appointed Chief Financial Officer in 2013. Stollings is a graduate of The Ohio State University.

Gavigan joined First Financial in 2008 as the Assistant Controller. He was promoted to Controller in 2011, managing the accounting, external reporting, SOX, tax and loss share areas. Gavigan is a graduate of the University of Notre Dame.

In addition to these appointments, Holly Foster has been named Executive Vice President and Chief Compliance Officer, a newly-created position at the bank. Skip Sorg has been promoted to Senior Vice President and Chief Risk Officer. Foster and Sorg, along with their teams, will work closely to ensure the company is appropriately managing risk while remaining fully compliant with banking regulations.

“Risk management is more important than ever in our industry. I’m confident Holly and Skip will help position us for a successful future,” continued Davis. “We look forward to their leadership and expertise as we focus on developing a best-in-class risk program.”

For more information about First Financial, visit www.bankatfirst.com.

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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of September 30, 2014, the Company had $7.4 billion in assets, $4.8 billion in loans, $5.5 billion in deposits and $774 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of September 30, 2014. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 106 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.